UNITED STATES
                             SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549



                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
      SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF
       DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934.

                                                Commission File Number 000-32849


                              PACHINKO WORLD, INC.
             (Exact name of registrant as specified in its charter)


                                10 Campanero East
                            Irvine, California 92620
                                 (714) 878-9189


       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                          Common Stock, par value $0.01

            (Title of each class of securities covered by this Form)



                                      None

       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i)      [X]         Rule 12h-3(b)(1)(i)     [X]
     Rule 12g-4(a)(1)(ii)     [_]         Rule 12h-3(b)(1)(ii)    [_]
     Rule 12g-4(a)(2)(i)      [_]         Rule 12h-3(b)(2)(i)     [_]
     Rule 12g-4(a)(2)(ii)     [_]         Rule 12h-3(b)(2)(ii)    [_]
                                          Rule 15d-6              [_]

Approximate number of holders of record as of the certification or notice date:
Approximately [144]


Pursuant to the requirements of the Securities Exchange Act of 1934 Pachinko World, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




Date:  December 22, 2006            By:    /s/ Shinichi Hirabayashi
       -----------------                   -------------------------------------
                                                    Shinichi Hirabayashi
                                                    Chief Executive Officer